EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2009 (June 4, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, as disclosed in Notes 1, 9, 21, 22 and 25), relating to the financial statements and financial statement schedule of Bunge Limited and subsidiaries (the "Company") (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding the Company’s retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, and relating to the adoptions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, on January 1, 2008, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, on January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), on December 31, 2006) and the effectiveness of the Company's internal control over financial reporting, appearing in the Current Report on Form 8-K of Bunge Limited dated June 4, 2009 ..

/s/ Deloitte & Touche LLP
New York, New York

June 11, 2009